UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 1, 2008

Genesee & Wyoming Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31456	06-0984624
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

66 Field Point Road, Greenwich, Connecticut		06830
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	203-629-3722

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 1, 2008, Genesee & Wyoming Inc., a Delaware corporation ("GWI"), completed its previously-announced acquisition of 100% of the equity interests of Summit View, Inc., the parent company of 10 short line railroads known as the Ohio Central Railroad System ("OCR") for $234.3 million in cash, subject to adjustment for final working capital (the "Acquisition"). OCR has more than 170 employees, operates over 445 miles of track and owns 64 locomotives. The railroads handle approximately 140,000 annual carloads, primarily in the coal, steel and solid waste industries.

Pursuant to the Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of September 10, 2008, with Summit View, Inc., an Ohio corporation ("Summit View"), and Jerry Joe Jacobson, an individual (the "Seller"), the Seller sold all of his equity interests in Summit View to GWI. Pursuant to the Stock Purchase Agreement, the cash purchase price includes $7.5 million of contingent consideration that GWI has placed into escrow, which will be paid to the Seller upon satisfaction of certain conditions. As previously disclosed, the Seller and GWI have made customary representations and warranties pursuant to the Stock Purchase Agreement as more fully described in the Current Report on Form 8-K, filed with the Securities and Exchange Commission (the "SEC") on August 8, 2008 (the "Form 8-K").

GWI financed the cash purchase price for OCR by borrowing under its Second Amended and Restated Revolving Credit and Term Loan Agreement entered into on August 8, 2008. See Item 2.03 below for additional information on the Second Amended and Restated Revolving Credit and Term Loan Agreement and borrowings thereunder.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in the Form 8-K, on August 8, 2008, GWI entered into the Second Amended and Restated Revolving Credit and Term Loan Agreement (the "Credit Agreement", terms used herein and not otherwise defined to be given the meanings provided therein), among (a) the Company, (b) Quebec Gatineau Railway Inc., a corporation constituted under the laws of Quebec, Canada (the "Canadian Borrower"), (c) Genesee & Wyoming Australia Pty Ltd (ACN 079 444 296), a proprietary limited company incorporated under the laws of Australia (the "Australian Borrower"), (d) Rotterdam Rail Feeding, B.V., a private limited liability company constituted under the laws of the Netherlands (the "European Borrower", and together with the Company, the Canadian Borrower and the Australian Borrower, the "Borrowers"), (e) the U.S. Guarantors, (f) the Canadian Guarantors, (g) the European Guarantors, (h) the Australian Guarantors, (i) the Foreign Guarantors, (j) Bank of America, N.A., a national banking association and the other lending institutions listed on Schedule II to the Credit Agreement, (k) Bank of America, N.A., as administrative agent for itself and such lending institutions (acting in such capacity, the "Administrative Agent"), Domestic Swingline Lender and Issuing Lender, (l) Bank of America, N.A., acting through its Canada branch, as Canadian Swingline Lender, (m) Bank of America, N.A., acting through its London branch, as European Swingline Lender, (n) Bank of America, N.A., acting through its Australia branch, as Australian Swingline Lender, (o) Keybank National Association, as Syndication Agent and (p) Deutsche Bank AG New York Branch and RBS Citizens, National Association, as Co-Documentation Agents. The Closing Date under the Credit Agreement was on October 1, 2008, the closing date of the OCR Acquisition. Additional information on the Credit Agreement was previously disclosed on the Form 8-K, and the full text of the Credit Agreement was filed as Exhibit 10.1 thereto. Such additional information and the Credit Agreement is incorporated herein by reference.

On October 1, 2008, GWI borrowed $401.0 million under the Credit Agreement. These borrowings included $234.3 million to finance the acquisition of OCR and $16.0 million to finance the acquisition of the Georgia Southwestern Railroad, $36.7 million for general corporate purposes and $114.0 million to replace existing indebtedness. These initial borrowings will bear interest at 1-month LIBOR plus 2.0%, or 5.72%. The borrowings are payable in five years.

On October 2, 2008, GWI entered into two interest rate swap agreements to manage its exposure to interest rates on a portion of its outstanding borrowings. The first swap has a notional amount of $120 million and requires GWI to pay 3.88% and allows GWI to receive 1-month LIBOR. This swap expires on September 30, 2013. The second swap has a notional amount of $100 million and requires GWI to pay 3.07% and allows GWI to receive 1-month LIBOR. This swap expires on December 31, 2009. From October 6, 2008 until October 31, 2008, 1-month LIBOR was set at 4.045%.

Item 9.01 Financial Statements and Exhibits.

99.1 Current Report on Form 8-K, dated August 8, 2008, is incorporated herein by reference.

Certain statements in this report that discuss GWI’s expectations are forward-looking statements within the meaning of the federal securities laws and are based upon GWI’s current belief as to the outcome of future events. Although GWI believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. GWI cautions investors and potential investors not to place undue reliance on such statements and disclaims any intention to update the current expectations or forward-looking statements contained in this filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesee & Wyoming Inc.

October 7, 2008	By:	/s/ Allison M. Fergus

Name: Allison M. Fergus
Title: General Counsel and Secretary